Exhibit 10.73

March XX, 2025

FORM 2025 Long Term Incentive Award Letter

Dear First Name,

I am pleased to inform you that you have received a Grant of Units in the amounts set forth below. These Units entitle you to receive Constellium Shares (or a cash equivalent, at Constellium’s discretion), subject to the terms and conditions set forth in this Award Letter, in the Constellium 2025 Long Term Incentive Award Agreement (the “2025 Award Agreement”) and the Constellium SE 2013 Equity Incentive Plan, as may be amended from time to time (the “Plan”). Capitalized Terms used in this Award Letter, unless so defined herein, shall have the meanings found in the 2025 Award Agreement or the Plan.

Grant Date	March 13, 2025
Grant Date Award Value	$X,XXX,XXX
Total Units Granted	TOTAL (= YYY,YYY + ZZZ,ZZZ)
Restricted Stock Units (RSUs)	YYY,YYY
Performance Share Units (PSUs) – Base Amount	ZZZ,ZZZ
Indices/Comparator Group	S&P MidCap 400 Materials Index; S&P SmallCap 600 Materials Index
Initial price on the Grant Date	CSTM share price: $10.73 (20-day average)
Vesting Date	March 13, 2028
Vesting Period / Performance Period	From the Grant Date through the Vesting Date
Grant Type	[French resident] [Non-French resident]

Please note that, except as otherwise set forth in the 2025 Award Agreement, the vesting of the RSUs and PSUs and the delivery of Shares (or a cash equivalent in respect of such RSUs and PSUs) is subject to the satisfaction of the Continued Service Condition. The vesting of the PSUs is, in addition, subject to the satisfaction of the Performance Condition. The level of achievement of the Performance Condition shall be determined by comparing the Constellium TSR to the average of the TSRs of the two Indices (i.e., the Comparator Group) at the end of the relevant Performance Period as follows:

Performance Condition Achievement Level	Number of Shares underlying PSUs
Constellium TSR is below the average of the two 25th percentile TSRs of the Comparator Group	PSU Base Amount x 0%
Constellium TSR is at the average of the two 25th percentile TSRs of the Comparator Group	PSU Base Amount x 25%
Constellium TSR is between the average of the two 25th percentile TSRs & the average of the two median TSRs of the Comparator Group	PSU Base Amount x (linear interpolation between 25% and 100%)
Constellium TSR is at the average of the two median TSRs of the Comparator Group	PSU Base Amount x 100%
Constellium TSR is between the average of the two median TSRs & the average of the two 75th percentile TSRs of the Comparator Group	PSU Base Amount x (linear interpolation between 100% and 200%)
Constellium TSR is at or above the average of the two 75th percentile TSRs of the Comparator Group	PSU Base Amount x 200%

2025 LTIP Award Letter	Last Name, First Name

Notwithstanding the foregoing, if the Constellium TSR is negative, the number of Shares (or a cash equivalent) eligible to be delivered in respect of the PSUs shall be capped at 100% of the Base Amount.

By electronic acceptance of this award, you acknowledge that you have received a copy of, or have online access to, the 2025 Award Agreement and the Plan, and hereby accept the Units granted, subject to all the terms and provisions of this Award Letter, the 2025 Award Agreement and the Plan. The Board or its delegate shall determine whether an event has occurred resulting in the forfeiture of your Units and any Shares issuable thereunder and all such determinations shall be final and conclusive. You also acknowledge that this award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

Very truly yours,

Ryan Jurkovic
Senior Vice President
Chief Human Resources Officer

2025 LTIP Award Letter	Last Name, First Name